Tonner One-World Holdings, Inc. CEO Issues Shareholder Letter Release | 01/30/2024

KATY, TX / ACCESSWIRE / January 30, 2024 / Tonner-One World Holdings, Inc. (OTC PINK:TONR)

Dear Shareholders,

I trust this letter finds you in good health. In the ever-changing market landscape, I am pleased to offer an update on recent developments at Tonner One-World Holdings, Inc. relating to our efforts to complete at least one merger in the evolving space of AI and machine learning.

Currently, we are actively involved in negotiations with two merger candidates, both of which are artificial intelligence (AI) companies. This strategic move aligns with our vision for growth and innovation in 2024 and into 2025, presenting exciting opportunities. Our efforts are focused on reaching an agreement that maximizes benefits for the company and our stakeholders.

Concurrently, we are in discussions and negotiations with both AI companies to include a significant share buyback as an essential part of the final plan, underscoring our commitment to optimizing returns. In addition to my moratorium on authorized share increases and successful efforts to eliminate debt, addressing outstanding noteholders remains a priority, and we are exploring several non-dilutive means to safeguard shareholder interests while upholding the integrity of our capital structure.

In evaluating the prospect of a merger and the overall market impact of such a move, we are mostly focused on the finalization of a deal with one of the most impressive entities we have evaluated thus far. One of the potential AI merger candidates boasts an impressive track record of over $120 million in revenue with a remarkable 42% net profit margin. This partnership holds promising prospects for accelerated growth and development, particularly for projects like Maddie, our virtual trading assistant.

As part of our growth initiatives, negotiations are underway for potential other mergers with technology sector companies. One of these candidates has introduced us to a substantial AI and machine learning component that can enhance Maddie's capabilities by connecting her to a more extensive range of online products and services, such as Amazon.com, Zoom, and Google Meet.

The negotiation process with all merger candidates is evolving, marked by ongoing due diligence, and we are optimistic about the possibility of completing the mergers sooner than initially expected. We remain steadfast in our commitment to transparent communication, keeping you informed as we progress towards our strategic objectives.

Thank you for your unwavering support and confidence in Tonner One-World Holdings, Inc.

Sincerely,

Corinda J. Melton

CEO

About Tonner-One World Holdings, Inc.

Tonner-One World Holdings, Inc. is an emerging growth company that is expanding into the world of digital commerce initiatives in finance, artificial intelligence, and machine learning.

For more information, log onto the company's official Twitter account https://twitter.com/tonnerOWInc: Email: info@tonnerow.com

Notice Regarding Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that include the words "believes," "expects," "anticipate" or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to differ materially from those expressed or implied by such forward-looking statements.